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                            ADMINISTRATION AGREEMENT

                            dated as of July 14, 1992

                                 by and between

                          THE GREATER CHINA FUND, INC.

                                       and

                     MITCHELL HUTCHINS ASSET MANAGEMENT INC.










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                            ADMINISTRATION AGREEMENT

          ADMINISTRATION AGREEMENT dated as of July 14, 1992 (this "Agreement"), between THE GREATER CHINA FUND, INC., a Maryland corporation (the "Fund"), and MITCHELL HUTCHINS ASSET MANAGEMENT INC., a Delaware corporation (the "Administrator").


                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, the Fund is a non-diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

          WHEREAS, the Fund desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, the parties agree as follows:

          1. Appointment. The Fund hereby appoints the Administrator to provide certain administrative and shareholder services set forth below, subject to the overall supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the

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services herein described and to assume the obligations set forth herein, for the compensation herein provided.

          2. Subject to the supervision of the Board of Directors of the Fund, the Administrator undertakes to perform the following services for the Fund:

          (a) review the appropriateness of and arrange for the payment of the Fund's expenses; in determining whether an expense is appropriately payable by the Fund, the Administrator may rely on directions and advice received from the Fund's officers, investment manager, independent accountants or legal counsel;

          (b) furnishing corporate secretarial services, including assisting in the preparation of materials for Board of Directors meetings and distributing those materials;

          (c) coordinating the preparation of reports to the Fund's shareholders of record and the Securities and Exchange Commission (the "SEC") including, but not limited to, proxy statements; annual and semi-annual reports to Shareholders; annual and semi-annual reports on Form N-SAR and such other reports, forms or filings as may be mutually agreed upon; responding to shareholder inquiries; and providing stationery and office supplies in connection with the foregoing;

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          (d) making such reports and recommendations to the Board of Directors of the Fund concerning the performance of the independent accountants as the Board of Directors of the Fund may reasonably request or deem appropriate;

          (e) assisting in monitoring and developing compliance procedures for the Fund which will include procedures for monitoring compliance with the Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

          (f) acting as liaison between the Fund and the Fund's independent public accountants, counsel, custodian or custodians and transfer and dividend-paying agent and registrar, and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them;

          (g) overseeing the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Fund's Board of Directors;

          (h) overseeing the maintenance by Brown Brothers Harriman & Co of the books and records of the Fund required under Rule 31a-1(b)(4) of the Investment Company Act;

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          (i) reviewing the Fund's U.S. federal, state and local income tax returns and any other required tax returns as prepared by the Fund's independent accountants;

          (j) responding to or referring to the Fund's officers or transfer agent shareholder inquiries relating to the Fund;

          (k) making such reports and recommendations to the Board concerning the performance and fees of the Fund's custodian and transfer and paying agent as the Board may reasonably request or deem appropriate;

          (l) overseeing and reviewing calculations of fees paid to the Administrator, the investment manager and the custodian;

          (m) consult with the Fund's officers, independent accountants, legal counsel, custodian, accounting agent and transfer and paying agent in establishing the accounting policies of the Fund;

          (n) reviewing implementation of any stock purchase or dividend reinvestment programs authorized by the Board of Directors; and

          (o) providing such assistance to the investment manager, the custodian and the Fund's counsel and auditors as generally may be required to properly carry on the business and operations of the Fund.

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All services to be furnished by the Administrator under this Agreement may be furnished through the medium of any directors, officers or employees of the Administrator.

          In performing all services under this Agreement, the Administrator shall act in conformity with applicable law, the Fund's Articles of Incorporation and By-Laws, and all amendments thereto, and the investment objectives, policies and restrictions set forth in the Fund's Registration Statement, as such Registration Statement and such objectives, policies and restrictions may be amended from time to time.

          3. Books and Records. In connection with the services provided under this Agreement, the Administrator shall maintain books and records of the Fund's reports or filings with its shareholders, the SEC and taxation authorities, and other required reports and documents prepared, filed or distributed on behalf of the Fund. The books and records pertaining to the Fund that are in the possession of the Administrator shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the Investment Company Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Administrators' normal business hours. Upon the

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reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or the Fund's authorized representative at the Fund's expense.

          4. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present and potential shareholders except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

          5. Expenses. Each party shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement. The Administrator further agrees to pay all salaries and fees of the Fund's directors and officers who are interested persons (as such term is defined in the Investment Company Act) of the Administrator. The Fund will bear all of its own expenses, including expenses of organizing the Fund; fees of any investment manager or investment adviser; fees of the Fund's directors who are not interested persons (as such term is defined in the Investment Company Act) of the

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Administrator of investment advisor; [out-of-pocket travel expenses for all directors and other expenses incurred by the Fund in connection with directors' meetings]; interest expense; taxes and governmental fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of preparing stock certificates; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent fees and expenses; expenses of obtaining and maintaining stock exchange listing of the Fund's shares; and the expenses of shareholders' meetings and of the preparation and distribution of proxies and reports to shareholders.

          6. Fees. The Fund will pay the Administrator a fee at the annual rate of 0.22% of the Fund's average weekly net assets up to $75,000,000 and 0.20% of the Fund's average weekly net assets is excess of $75,000,000. Average net assets are calculated based on the net asset value on the last day of each week on which the New York Stock Exchange is open for business (or on such other day of each week as may be established by the Fund's Board of

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Directors). Average net assets shall be calculated for this purpose without regard to the liquidation value of any outstanding shares of preferred stock of the Fund. Notwithstanding the foregoing, the minimum annual fee payable to the Administrator shall be $150,000.

          7. Limitation on Responsibility. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.

          8. Limitation on Liability. The Administrator shall not be liable for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the

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Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or shall be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect of any liability to the Fund or its security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement, or by reason of its reckless disregard of its duties and obligations under this Agreement.

          9. Term. This Agreement is effective as of the date hereof and shall continue in effect until terminated as provided herein. This Agreement may be terminated at any time by the Fund, without penalty, upon vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund on 90 days' prior written notice to the Administrator. The Administrator may terminate this Agreement at any time upon not less than 90 days' prior written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the Investment Company Act).

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          10. Right to Engage in Other Business Activities. Nothing in this
Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be a director, officer or employee of the Fund to engage in any other business or to devote this time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any business or to render services of any kind to any other corporation, firm, individual or association.

          11. Furnishing of Certain Information. During the term of this Agreement, the Fund agrees to furnish the Administrator at its principal office prior to use thereof all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public that refer in any way to the Administrator, and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information

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relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

          12. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

          13. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 1285 Avenue of the Americas, New York, New York 10019, Attention: Fund Administration Division; or
(2) to the Fund at Baring International Investment Management Limited, 155 Bishopgate, London EC2M 3XY, Attention: Mr. David G.P. Scholfield, Director; with a copy to Baring International Investment (Far East) Limited, 1901 Edinburgh Tower, 15 Queen's Road Central, Hong Kong, Attention: President.

          14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          16. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.
















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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                THE GREATER CHINA FUND, INC.



                                By: /s/ David G. P. Scholfield
                                   --------------------------------------------
                                   David G. P. Scholfield
                                   President



                                MITCHELL HUTCHINS ASSET
                                  MANAGEMENT INC.



                                By: /s/ Steven M. Joenk
                                   --------------------------------------------
                                   Steven M. Joenk
                                   Chief Financial and
                                   Administrative Officer